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                                                                      Exhibit 19



                     MORGAN STANLEY INSTITUTIONAL FUND, INC.
                         RULE 18F-3 MULTIPLE CLASS PLAN
                                       FOR
                                  CLASS A AND B

                           Adopted September 20, 1995

I.  INTRODUCTION.

     A.   AUTHORITY.  Pursuant to Rule 18f-3 (that became effective on April 1,
1995) under the Investment Company Act of 1940, as amended (the "1940 Act"), this Rule 18f-3 Multiple Class Plan (the "Plan") has been adopted by the Board of Directors (the "Board") of the Morgan Stanley Institutional Fund, Inc. (the "Fund"), including a majority of the Directors of the Fund who are not "interested persons" of the Fund as defined in the 1940 Act (the "Independent Directors").

     B. HISTORY. The Fund is entitled to rely on an exemptive order dated December 29, 1992, applicable to the Fund (Inv. Co. Act Release No. IC-19189) (the "Order"). On September 20, 1995, the Fund elected to rely on Rule 18f-3 rather than the Order, as permitted by Rule 18f-3 subject to certain conditions, and created a multiple class distribution arrangement for two classes of shares of the common stock of each of the series (each, a "Series") of the Fund. The multiple class distribution arrangement will be effective on the date of effectiveness of the post-effective amendment to the Fund's registration statement that incorporates the arrangement. The initial two classes of each Series were named the Class A Shares and Class B Shares.

     C. ADOPTION OF PLAN; AMENDMENT OF PLAN; AND PERIODIC REVIEW. Pursuant to Rule 18f-3, the Fund is required to create a written plan specifying all of the differences among the Fund's classes, including shareholder services, distribution arrangements, expense allocations, and any related conversion features or exchange options. The Board has created the Plan to meet this requirement. The Board, including a majority of the Independent Directors, must periodically review the Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Series covered by the Plan. This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each additional class of shares approved by the Fund's Board of Directors after the date hereof. Before any material amendment of the Plan, the Fund is required to obtain a finding by a majority of the Board, and a majority of the Independent Directors, that the Plan as proposed to be amended, including the
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expense allocations, is in the best interests of each class individually and the
Fund as a whole.

II.  ATTRIBUTES OF SHARE CLASSES

     A. The rights of each existing class of the Fund are not being changed hereby, and the rights, obligations and features of each of the classes of the Fund shall be as set forth in the Fund's Articles of Incorporation and Bylaws, incorporated by reference to Exhibit No. 1 and Exhibit No. 2 filed with this Post-Effective Amendment No. 26, as each such document is amended or restated to date, the resolutions that are adopted with respect to the classes of the Fund and that are adopted pursuant to the Plan to date, and related materials of the Board, as set forth in Exhibit A hereto.

     B. With respect to any class of shares of a Series, the following requirements shall apply. Each share of a particular Series shall represent an equal PRO RATA interest in the Series and shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that (i) each class shall have a different class designation (E.G., Class A, Class B, Class C, etc.); (ii) each class of shares shall separately bear any distribution expenses in connection with the plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), if any, for such class (and any other costs relating to obtaining shareholder approval of the Rule 12b-1 Plan for such class, or an amendment of such plan) and shall separately bear any expenses associated with any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement, if any, entered into with respect to that class; (iii) holders of the shares of the class shall have exclusive voting rights regarding the Rule 12b-1 Plan relating to such class (E.G., the adoption, amendment or termination of a Rule 12b-1 Plan), regarding the servicing agreements relating to such class and regarding any matter submitted to shareholders in which the interests of that class differ from the interests of any other class; (iv) each new class of shares may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operation that are directly attributable to such class ("Class Expenses")1/; and (v) each class may have conversion

---------------
1/   Class Expenses are limited to any or all of the following:  (i) transfer agent fees identified as being attributable to a specific class of shares, (ii) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class, (iii) Blue Sky registration fees incurred by a class of shares, (iv) SEC

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features unique to such class, permitting conversion of shares of such class to shares of another class, subject to the requirements set forth in Rule 18f-3.


III. EXPENSE ALLOCATIONS

          Expenses of each class created after the date hereof must be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement, if any, relating to each respective class of shares (including any costs relating to implementing such plans or any amendment thereto) will be borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class will be borne exclusively by that class; and (iii) Class Expenses relating to a particular class will be borne exclusively by that class.

          The methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of shares of the Fund and the proper allocation of income and expenses among the various classes of shares of the Fund are required to comply with the Fund's internal control structure pursuant to applicable auditing standards, including Statement on Auditing Standards No. 55, and to be reviewed as part of the independent accountants' review of such internal control structure. The independent accountants' report on the Fund's system of internal controls required by Form N-SAR, Item 77B, is not required to refer expressly to the procedures for calculating the classes' net asset values.

---------------
registration fees incurred by a class of shares, (v) expenses of administrative personnel and services as required to support the shareholders of a specific class, (vi) directors' fees or expenses incurred as a result of issues relating solely to a class of shares, (vii) account expenses relating solely to a class of shares, (viii) auditors' fees, litigation expenses, and legal fees and expenses relating solely to a class of shares, and (ix) expenses incurred in connection with shareholder meetings as a result of issues relating solely to a class of shares.


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                                                                       Exhibit A

INITIAL APPROVALS FOR NEW CLASS OF SHARES (MORGAN STANLEY INSTITUTIONAL FUND, INC.)


APPROVAL AND DESIGNATION OF NEW CLASS OF SHARES FOR MORGAN STANLEY INSTITUTIONAL FUND, INC.

RESOLVED, that the total number of shares of Common Stock that Morgan Stanley Institutional Fund, Inc. (the "Fund") is authorized to issue is hereby increased from 17,000,000,000 to 34,000,000,000 and that of such increased amount, the Fund is hereby authorized to designate and classify the currently authorized and designated shares of the Fund as Class A shares and to designate and classify 17 billion shares for addition as Class B Shares to the Fund's Portfolios as follows:

                                                               Number of Shares
                                                               of Common Stock
                                                                Classified and
                       Name of Class                              Allocated
                       -------------                           ---------------

1.  Money Market Portfolio Class B Shares . . . . . . . . .      2,000,000,000
2.  Municipal Money Market Portfolio Class B Shares . . . .      2,000,000,000
3.  Emerging Growth Portfolio Class B Shares  . . . . . . .        500,000,000
4.  International Equity Portfolio Class B Shares . . . . .        500,000,000
5.  Value Equity Portfolio Class B Shares . . . . . . . . .        500,000,000
6.  Fixed Income Portfolio Class B Shares . . . . . . . . .        500,000,000
7.  Balanced Portfolio Class B Shares . . . . . . . . . . .        500,000,000
8.  Global Equity Portfolio Class B Shares  . . . . . . . .        500,000,000
9.  Global Fixed Income Portfolio Class B Shares  . . . . .        500,000,000
10. European Equity Portfolio Class B Shares  . . . . . . .        500,000,000
11. Equity Growth Portfolio Class B Shares  . . . . . . . .        500,000,000
12. Asian Equity Portfolio Class B Shares . . . . . . . . .        500,000,000
13. Active Country Allocation Portfolio Class B Shares  . .        500,000,000
14. International Small Cap Portfolio Class B Shares  . . .        500,000,000
15. High Yield Portfolio Class B Shares . . . . . . . . . .        500,000,000
16. Emerging Markets Portfolio Class B Shares . . . . . . .        500,000,000
17. Small Cap Value Equity Portfolio Class B Shares . . . .        500,000,000
18. Emerging Markets Debt Portfolio Class B Shares  . . . .        500,000,000
19. Mortgage-Backed Securities Portfolio Class B Shares . .        500,000,000
20. Municipal Bond Portfolio Class B Shares . . . . . . . .        500,000,000
21. Japanese Equity Portfolio Class B Shares  . . . . . . .        500,000,000
22. Gold Portfolio Class B Shares . . . . . . . . . . . . .        500,000,000
23. China Growth Portfolio Class B Shares . . . . . . . . .        500,000,000
24. Latin American Portfolio Class B Shares . . . . . . . .        500,000,000
25. Aggressive Equity Portfolio Class B Shares  . . . . . .        500,000,000
26. U.S. Real Estate Portfolio Class B Shares . . . . . . .        500,000,000
27. MicroCap Portfolio Class B Shares . . . . . . . . . . .        500,000,000
28. International Magnum Portfolio Class B Shares . . . . .        500,000,000

FURTHER RESOLVED, that the Fund's Articles of Incorporation, as supplemented to date, be amended and restated to effect the purposes of the foregoing resolution and all previous supplements;

FURTHER RESOLVED, that the Fund's Amended and Restated Articles of Incorporation, in substantially the form attached hereto as Annex __ be, and they hereby are approved and adopted;


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FURTHER RESOLVED, that the proper officers of the Fund be, and hereby are authorized and directed to cause such Articles to be filed with the State of Maryland;

FURTHER RESOLVED, that the proper officers of the Fund be, and hereby are, authorized and directed in the name and on behalf of the Fund to make all appropriate filings with the Securities and Exchange Commission (the "Commission") with respect to the establishment of such new class of shares and the related Distribution Agreement approved at this meeting of this Board of Directors, including, the filing of a post-effective amendment under the Securities Act of 1933, as amended (the "1933 Act") and under the Investment Company Act of 1940, as amended (the "1940 Act") to the Fund's Registration Statement on Form N-1A, and all necessary exhibits and other instruments relating thereto (collectively, the "Registration Statement"), procuring all other necessary signatures thereon, and filing the appropriate exhibits thereto with the Commission under the 1933 Act and the 1940 Act;

FURTHER RESOLVED, that the proper officers of the Fund be, and hereby are, authorized and directed to appear, together with legal counsel, on behalf of the Fund, before the Commission in connection with any matter relating to the Registration Statement and to take such other actions, including Blue Sky filings as may be required in connection with the establishment of the new class; and

FURTHER RESOLVED, that the proper officers of the Fund be, and they hereby are, authorized and directed in the name and, on behalf of the Fund, to take any other action that the officer so acting may deem necessary or appropriate in connection with the establishment and registration of the new class, the taking of any such action to establish conclusively such officer's authority therefore and the approval and ratification thereof by the Fund;

FURTHER RESOLVED, that any filings previously made and any actions previously taken by the appropriate officers of the Fund in connection with the establishment and registration of the new class be, and hereby are ratified, confirmed and approved as the act and deed of such Fund.


ADOPTION OF THE FUND'S DISTRIBUTION AGREEMENT, AS AMENDED AND SUPPLEMENTED WITH RESPECT TO THE CLASS B SHARES AND APPROVAL OF PLANS OF DISTRIBUTION


RESOLVED, that the terms and conditions of the Distribution Agreement dated September 27, 1988 between Morgan Stanley Institutional Fund, Inc. (the "Fund") and Morgan Stanley & Co. Incorporated, as amended and supplemented with respect to the Class B Shares in substantially the form of the Supplement attached hereto as Annex ___, is deemed to encompass the Class B Shares of the Fund.

FURTHER RESOLVED, that each of the proposed Plans of Distribution (the "Plans") in substantially the form attached hereto as Annex __, with each Plan relating to the Class B Shares of a separate portfolio of the Fund has been determined by the Directors, including at least a majority of the Directors who are not "interested persons" as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"), to be reasonably likely to benefit the Fund and the shareholders of the Class B Shares of the respective portfolios;

FURTHER RESOLVED, that based on information reasonably available to the Directors, the expenditures contemplated by the Plans are comparable to expenditures for other similar funds; and

FURTHER RESOLVED, that the Plans be, and the same hereby are, approved by the Directors, including a majority of the Directors who are not interested persons as that term is defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plans or in any agreements related to the Plans.


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RATIFICATION OF RULE 18F-3 PLAN

RESOLVED, that, upon review of the Rule 18f-3 Plan of Morgan Stanley Institutional Fund, Inc. (the "Fund") in substantially the form attached hereto as Annex __, such Plan be, and it hereby is, ratified, confirmed and approved.


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